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                                                                    EXHIBIT 5.5

                                                                 [Novelis Logo]


                                                   August 1, 2005


Novelis Inc.
3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326.

Ladies and Gentlemen:

                  In connection with the registration under the U.S. Securities Act of 1933 (the "Securities Act") of (a) $1,400,000,000 principal amount of 7-1/4% Senior Notes due 2015 (the "Notes") of Novelis Inc., a corporation organized under the laws of Canada (the "Company"), to be issued in exchange for the Company's outstanding 7-1/4% Senior Notes due 2015 pursuant to an Indenture, dated as of February 3, 2005 (the "Indenture"), among the Company, the subsidiaries of the Company party thereto (collectively, the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), and (b) the Guarantees (the "Guarantees") of each of the Guarantors endorsed upon the Notes, I, as in-house counsel, Novelis AG, have examined such corporate records, certificates and other documents, and such questions of Swiss law, as I have considered necessary or appropriate for the purposes of this opinion.

                  Capital terms used but not defined otherwise herein shall have the meaning ascribed to them in the Indenture and the documents referenced therein.

                  Upon the basis of such examination, I advise you that, in my opinion, (1) Novelis AG, Novelis Switzerland SA (former name Novelis Valais SA) and Novelis


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Technology AG (together the "Swiss Subsidiaries", and each a "Swiss Subsidiary")
have been duly organized and are existing corporations under the laws of Switzerland, (2) the Indenture has been duly authorized, executed and delivered by each Swiss Subsidiary, (3) the Guarantees have been duly authorized by each Swiss Subsidiary, and (4) when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Guarantees will constitute valid and legally binding obligations of each Swiss Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to general equity principles and to general legal principles (including, but not limited to, the abuse of rights (Rechtsmissbrauch)and the principle of good faith (Grundsatz von Treu und Glauben), and Swiss public policy, as defined in articles 17-19 of the Swiss Private International Law Act of December 18, 1987, as amended (the "Private International Law Act").

                  The foregoing opinion is limited to Swiss law and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than the Swiss Subsidiaries), the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors (other than the Swiss Subsidiaries ) and that the Company and the Guarantors (other than the Swiss Subsidiaries) have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations, assumptions which I have not independent verified.

                  The above opinions are subject to the following qualifications:

(a) Claims may become barred under statute of limitations or may be or become subject to the defense of set-off, counterclaim, material error, duress or fraud.

(b) Further, limitations may apply with respect to any indemnification and contribution undertakings by the Swiss Subsidiaries if a court considers any act


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         of the indemnified person as wilful or negligent, and an obligation to pay an amount may be unenforceable if the amount is held to constitute an excessive penalty (such as exemplary or punitive damages).

(c) A determination or certification as to any matter provided for in the Indenture or the documents referenced therein may be held by a Swiss court not to be final, conclusive or binding, if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

(d) Where a party to the Indenture or the documents referenced therein is vested with discretion or may determine a matter in its opinion, Swiss law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

(e) I specifically draw your attention to the limitation on the Swiss Subsidiaries to make payments on behalf of a direct or indirect parent or sister company under the guarantee set forth in Article 10 of the Indenture as described in Schedule A "Limitation of Guaranty - Switzerland" of the Indenture. The limitation described therein applies to all obligations of the Swiss Subsidiaries under the Indenture and the documents referenced therein.

(f) While Swiss courts have generally the power to grant judgments ordering specific performance of an agreement, such remedy may not always be available for the enforcement of an obligation other than for the payment of a sum of money.

(g) Any provision in the Indenture and the documents referenced therein to the effect that any of the obligations of any of the Swiss Subsidiaries shall be binding upon their successors and assignees may not be binding on such successors and assignees without their consent and further documentation.

(h) The enforceability in Switzerland of a foreign judgment rendered against any of the Swiss Subsidiaries is subject to the limitations set forth in (x) the Convention on Jurisdiction and Enforcement of Judgements in Civil and Commercial Matters of September 16, 1988 (the Lugano Convention), (y) such other international treaties under which Switzerland is bound, and (z) the Private International Law


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         Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

(i) (in case of (y) and (z) and, in certain exceptional cases, (x)) the foreign court had jurisdiction;

(ii) the judgment of such foreign court has become final and non-appealable, or, in the case of (x), has become enforceable at an earlier stage;

(iii) the court procedures leading to the judgment followed the principles of due process of law, including proper service of process; and

(iv) the judgment of the foreign court on its merits does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if the Company can demonstrate that it was not effectively served with process.

                                     * * *


                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to me under the heading "Validity of the Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,



                              /s/ Peter Ith, Director Legal Services, Novelis AG